Exhibit 13(f)

LETTER AGREEMENT

The Managers Funds

Administration and Shareholder Servicing Agreement

[            ], 2010

Managers Investment Group LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Administration and Shareholder Servicing Agreement between Managers Investment

Group LLC and The Managers Funds, dated as of April 1, 1999

Ladies and Gentlemen:

The Managers Funds (the “Trust”) hereby notifies you that it is creating four new series to be named the Managers Cadence Capital Appreciation Fund, the Managers Cadence Emerging Companies Fund, the Managers Cadence Focused Growth Fund and the Managers Cadence Mid-Cap Fund (the “New Funds”), and that the Trust desires Managers Investment Group LLC (f/k/a the Managers Funds LLC) (“Managers”) to provide administration, shareholder and shareholder-related services with respect to the New Funds pursuant to the terms and conditions of the Administration and Shareholder Servicing Agreement between the Trust and Managers dated April 1, 1999, as amended from time to time (the “Administration and Shareholder Servicing Agreement”).

Please acknowledge your agreement to provide the services contemplated by the Administration and Shareholder Servicing Agreement to the New Funds and your agreement to amend the Administration and Shareholder Servicing Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

The Managers Funds

By:
Name: Donald S. Rumery
Title: Treasurer and Chief Financial Officer

ACKNOWLEDGED AND ACCEPTED

Managers Investment Group LLC

By:
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: [ ], 2010